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                                EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of September 9, 1999, by and among 3D SYSTEMS CORPORATION, a Delaware corporation ("3D Delaware"), 3D SYSTEMS, INC., a California corporation ("3D California"), and ARTHUR B. SIMS ("Sims"). 3D Delaware and 3D California are collectively referred to herein as the "Corporation."


                                  R E C I T A L S

     A. The Corporation desires to continue the employment of Sims as an employee and to arrange for his engagement as a consultant to the Corporation, and Sims desires to accept such engagement, to perform the services and undertake the duties described herein.

     B. The Corporation and Sims wish to formalize their relationship by entering into a written agreement setting forth the terms and conditions of such engagement.

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                 A G R E E M E N T

     1.   EMPLOYMENT.

          The Corporation hereby employs Sims, and Sims hereby agrees to serve the Corporation as a senior executive of 3D California.

     2.   TERM.

          Subject to the provisions of this Agreement and subject to Section 5 of this Agreement, Sims shall remain employed by the Corporation as a senior executive through December 31, 2000 (the "Employment Term"). Following such date, Sims shall become a Consultant to the Corporation upon the terms set forth in Section 8 (the "Consulting Term").


     3.   SALARY AND BENEFITS.

          (a) SALARY. For his services to be rendered to 3D California under this Agreement during the Employment Term, 3D California shall pay to Sims a salary at the

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rate of $317,250 per year, to be paid in accordance with 3D California's customary payroll procedures.

          (b) BENEFITS. 3D California shall make available to Sims all fringe benefits (including, without limitation, all pension, profit-sharing, disability, health and welfare plans, and all disability income, medical and hospital insurance), which 3D California may from time to time afford, during the Employment Term, its executive employees generally. The actual dollar amount of the salary payable under this Section 3 or under Section 8 of this Agreement, as may be applicable under the circumstances, and the value of all fringe benefits, are collectively referred to in this Agreement as "Compensation".

          (c) STOCK OPTIONS. On January 1, 2000, Sims shall be granted a stock option for 25,000 shares. The option price thereof shall be the Sims Exercise Price (as that term is defined in the May 19, 1999 Minutes of the Meeting of the Compensation Committee of 3D Delaware). Said stock option shall be by agreement in substantially the form then in use by 3D Delaware, except for the foregoing calculation of price, and for the inclusion therein of a provision accelerating the vesting thereof by a "change of control" provision.

          As of January 1, 2001, all remaining unvested share options previously granted to Sims, including the share options in the amount of 25,000 shares, granted pursuant to this Section 3(c), shall immediately vest and, pursuant to the terms of this Agreement, survive during the Consulting Term.

          (d) EXPENSES. Sims will be reimbursed for necessary, customary and/or usual expenses in accordance with 3D California's policies generally in effect from time to time with respect to its executive employees or business consultants, as applicable.

     4.   DUTIES.

          During the Employment Term, Sims will report to the Chief Executive Officer of the Corporation (the "CEO"), and will devote substantially all of his business time, energy and skill to the business of the Corporation and the promotion of its interests (vacations and absences because of sickness excepted). Sims will not engage in or be concerned with any other material business activities, directly or indirectly, including directorships in other companies (whether or not in competition with the Corporation) except those in place as of the date hereof and those activities approved in each case by the CEO. This Section 4 shall not be interpreted to restrict Sims' ability to manage his own assets during business hours, so long as such activities do not detract from the time spent by him in performing his duties hereunder.

     5.   TERMINATION.

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          (a)  FOR JUST CAUSE.  Sections 1 through 4 and 6, 8 and 9 of this
Agreement may be terminated by the Corporation at any time during the term of this Agreement for "just cause." As used in this Agreement, just cause shall exist upon (i) any material breach by Sims of this Agreement or his duties hereunder, or Sims' refusal to perform his material duties and obligations, in each case after notice and reasonable opportunity to cure, or (ii) Sims' conviction of any crime involving embezzlement or misappropriation of funds or property of the Corporation or felonious conduct.

          (b)  TERMINATION UPON DEATH OR DISABILITY.

               (i) Sections 1 through 4 and 6, 8 and 9 of this Agreement shall cease and terminate promptly upon the death of Sims.

               (ii) If in the opinion of the Board of Directors of 3D Delaware, based upon consultation with or a report of a qualified physician or psychiatrist (as evidenced by a resolution duly adopted subsequent to the end of the six consecutive month period referred to below) Sims shall become physically or mentally incapacitated and as a result thereof shall become unable to continue the proper performance of his duties hereunder during the Consulting Term and/or the Employment Term (reasonable vacations and reasonable absences because of sickness, including such physical or mental incapacitation, for up to six consecutive months, excepted), Sections 1 through 4 and 6, 8 and 9 of this Agreement shall cease and terminate 15 days following adoption of a resolution by the Board of Directors of 3D Delaware confirming Sims' termination.

          (c) BENEFITS UPON TERMINATION. If the Employment Term or Consulting Term is terminated pursuant to Section 5(a) or Section 5(b) hereof, Sims shall be entitled to Compensation up to the date of termination, LESS any amounts received by Sims with respect to such period from any disability insurance or similar plan maintained by the Corporation.

     6.   FACILITIES.

          Sims shall at all times during the Employment Term be furnished with an executive office, stenographic and other necessary clerical assistance, and such other facilities, amenities and services as are suitable to Sims' position with the Corporation and adequate for the performance of his duties hereunder.

     7. NONSOLICITATION; TRADE SECRETS. Sims shall not, directly or indirectly:

          (a) for a period of four years following termination of the Employment Term or Consulting Term, as applicable, cause or induce, or attempt to cause or induce, any present or future employee of the Corporation or any affiliate thereof to terminate his or her employment with the Corporation;

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          (b)  for a period of four years following termination of the
Employment Term or Consulting Term, as applicable, directly or indirectly solicit, induce or influence any present, future or specifically identifiable potential customer, employee, licensor, sales representative, supplier, lender, lessor, factor or any other person which on the date of termination of the Employment Term or Consulting Term, as applicable, has an existing or specifically identifiable potential business relationship with the Corporation to discontinue, reject, reduce the extent of, or otherwise adequately modify such relationship; or

          (c) directly or indirectly disclose to any person (other than in the course of performing his duties for the Corporation) or use or exploit for the benefit of any person other than the Corporation, any trade secrets, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product and service development manuals, market strategies, internal performance statistics and other competitively sensitive information concerning the Corporation and its affiliates which is material to the Corporation and its affiliates and which is not generally known or available to the public, whether or not in written or tangible form.

     8.   CONSULTING.

          (a) CONVERSION OF DUTIES. As of January 1, 2001, (the "Effective Date"), Sims' duties and obligations under Sections 1 and 4 hereof shall convert to those set forth in this Section 8 (the "Conversion").

          (b) EFFECT OF CONVERSION. Upon Conversion, (i) Sections 1, 2, 3(a), and 4 shall terminate as of the Effective Date; and (ii) assuming this Agreement has not been earlier terminated pursuant to Section 5 hereof, Sections 8(c) through 8(i) shall govern the rights and obligations of the parties hereto with respect to the matters covered by such subsections during the Consulting Term.

          (c) ENGAGEMENT. As of the Effective Date, the Corporation agrees to and hereby does retain and engage Sims as a Consultant, and Sims agrees to accept such engagement by the Corporation on the terms and subject to the conditions hereinafter set forth in this Section 8.

          (d) CONSULTING TERM; BENEFITS UPON TERMINATION PRIOR TO END OF CONSULTING TERM. The engagement of Sims as a Consultant hereunder shall commence as of the Effective Date and shall continue until that date which is four years after the Effective Date (the "Consulting Term").

          (e) CONSULTING DUTIES. Commencing on the Effective Date, Sims shall be engaged by the Corporation as a business consultant. His duties in such capacity shall be to consult with the Board of Directors and officers of the Corporation and its subsidiaries at such reasonable times as the CEO may request concerning those

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aspects of the business and affairs of the Corporation with which Sims has heretofore been concerned and such other matters as the CEO may reasonably request, to meet with and aid in the retention of the existing and future clients of the Corporation, to assist the Corporation in marketing and corporate development and otherwise to assist the Corporation in the maintenance of its goodwill. Without limiting the generality of the foregoing, such duties shall include (i) aiding the management of the Corporation in maintaining good relationships with its employees at all levels; (ii) meeting with customers, discussing their problems and complaints and proposing solutions to resolve any problems or complaints which they may have; (iii) aiding in the continued development and establishment of long-range planning of the business and affairs of the Corporation; and (iv) protecting and preserving the established goodwill of the Corporation.

          (f) EXTENT AND PLACE OF SERVICES. Sims shall not be required during the Consulting Term to devote more than 150 hours per fiscal quarter to the performance of his consulting duties hereunder. The Corporation may, however, request that Sims devote more than 150 hours during any fiscal quarter to the performance of his duties hereunder. If Sims, in his discretion, accepts such request, the Corporation shall compensate Sims, in addition to all other compensation provided to him under this Section 8, at the rate of two hundred fifty dollars ($250.00) per hour for all hours exceeding 150 hours during such quarter devoted by him to the performance of his consulting services to the Corporation hereunder. Sims' duties hereunder shall be performed at the executive offices of the Corporation or at such other place or places in Los Angeles County as shall be reasonably requested b the Corporation from time to time.

          (g)  COMPENSATION.  As compensation for Sims' services under this
Section 8 during the Consulting Term, the Corporation shall pay Sims the sum of one hundred fifty thousand dollars ($150,000.00) per year during the Consulting Term, payable bi-weekly.

          (h) OTHER ACTIVITIES. During the Consulting Term, Sims shall be permitted to accept employment from others, but only to the extent that (i) such additional activities are not otherwise prohibited by the terms of this Agreement, and (ii) such other activities do not impair the ability of Sims fully and completely to discharge all of his duties hereunder.

          (i) INDEPENDENT CONTRACTOR. It is the intention and understanding of the parties hereto that from and after the Effective Date and during the Consulting Term, Sims will and at all times shall remain an independent contractor and nothing contained herein shall be deemed or construed to create the relationship of employer and employee as between the Corporation and Sims. Without limiting the generality of the foregoing:

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               (A)  All final decisions with respect to matters as to which Sims has provided consulting services hereunder shall be solely those of the management of the Corporation and Sims shall have no liability relating thereto or arising therefrom; and

               (B)  In payment of the compensation to Sims provided for in this
Section 8, the Corporation shall have the right (but not the obligation) to make any deduction from such payments on account of federal or state income tax withholdings, disability, unemployment insurance or social security payments or any other reductions of salary or wage payments applicable to the compensation of employees generally.

          (j) BENEFITS. During the Consulting Term, subject only to early termination thereof, the Corporation shall provide Sims with continuation of such life insurance and health insurance benefits as were provided immediately prior to the inception of the Consulting Term.

     9.   CERTAIN EVENTS.

          (a)  CHANGE OF CONTROL.

               (i) Upon the occurrence of any of the following events (each, a "Triggering Event") during the Employment Term, the Corporation shall pay to Sims a special bonus (the "Special Bonus") as calculated in accordance with
Section 9(a)(ii): (A) the acquisition of one or more shares of "Common Stock" of 3D Delaware or 3D California by an "Acquiring Person" (each as defined in Section 9(c)); (B) the consolidation with, or merger with or into, any other "Person" (as defined in Section 9(c)), by 3D Delaware and, in connection with such merger or consolidation, 3D Delaware is not the continuing or surviving entity; (C) the consolidation with, or merger with or into, any other Person by 3D California and, in connection with such merger or consolidation, 3D California is not the continuing or surviving entity; (D) the sale or transfer by other means by the Corporation in one transaction or a series of related transactions, of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation (taken as a whole and calculated on the basis of the Corporation's most recent regularly prepared financial statements) to any other Person or Persons (but excluding from this subsection 9(a)(i)(D) sales of inventory in the ordinary course of business); or (E) individuals who were members of the Board of Directors of 3D Delaware immediately prior to a meeting of the stockholders of 3D Delaware involving a contest for the election of directors shall not constitute a majority of the Board of Directors of 3D Delaware immediately following such election; PROVIDED, that the following transactions shall not be deemed to be a Triggering Event for purposes of this Agreement; (x) the dissolution and liquidation of the assets of 3D Systems (Canada), Inc. ("3D Canada") into, or merger 3D Canada with and into, the Corporation or any of its subsidiaries; or (y) the merger of 3D California with and into 3D Delaware.

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               (ii) The bonus payable to Sims upon the occurrence of any of the
Triggering Events shall be the lesser of (A) $1,000,000; (B) the maximum amount (when aggregated with other payments received by Sims related to the occurrence of a Triggering Event) that could be paid without the Special Bonus being subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); or (C) 7.5% of the difference between (1) the "Market Value of 3D Delaware" (as defined in Section 9(c)) on the date the transaction giving rise to the Triggering Event is consummated, and (2) the Market Value of 3D Delaware on the date of this Agreement, but in no event shall this clause (C) result in a Special Bonus of less than the maximum amount (when aggregated with all other "applicable employee renumeration," as calculated in accordance with
Section 162(m) of the Code during the year the Special Bonus is paid) that could be paid without the Special Bonus being subject to the limitation on deductions set forth in Section 162(m)(i) of the Code. All references in this Section 9(a) to Section 162(m) of the Code, or any subsections thereof, shall refer to such section, and the regulations and interpretations of the Internal Revenue Service with respect thereto, in existence on the date of this Agreement, and the rights of Sims to receive a Special Bonus, and the calculation of the amount of the Special Bonus, shall not be reduced or diminished as a result of amendments or changes to such section, or such regulations or interpretations, hereafter enacted or promulgated. All payments due to Sims under this Section 9 shall be payable by the Corporation upon the consummation of the transaction giving rise to the Triggering Event.

          (b) DETERMINATION OF "CONTINUING" OR "SURVIVING" CORPORATION. The determination as to which party to a merger or consolidation is the "continuing" or "surviving" corporation shall be made on the basis of the relative equity interests of the shareholders in the corporation existing after the merger or consolidation, as follows: if following any merger or reorganization, the holders of outstanding Common Stock of 3D California or 3D Delaware immediately prior to the merger or consolidation Beneficially Own more than fifty percent (50%) of the Common Stock of the corporation existing following the merger or consolidation, then for purposes of this Agreement, 3D California or 3D Delaware, as the case may be, shall be the survivor or continuing corporation. In making the determination of Beneficial Ownership by the shareholders of a corporation immediately after the merger or consolidation, of equity securities which the shareholders owned immediately before the merger or consolidation, shares which they Beneficially Owned as shareholders of another party to the transaction shall be disregarded.

          (c) DEFINITIONS. For the purposes of this Section 9, the following definitions shall apply:

          "Acquiring Person" shall mean (i) any Person who or which, together with all Affiliates and Associates of such Person, is not, as of the date hereof, a Beneficial Owner of 5% or more of the Common Stock of 3D Delaware, becomes the Beneficial Owner (as hereinafter defined) of at least 50% of the Common Stock of the Corporation

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or (ii) any Person who or which, together with all Affiliates and Associates of such Person, as of the date of this Agreement is the Beneficial Owner of 5% or more of the Common Stock of 3D Delaware, becomes the Beneficial Owner of at least 80% of the Common Stock of the Corporation. Acquiring Person shall not include 3D Delaware, 3D California, 3D Holdings, LLC or 3D Canada, any employee benefit plan of the Corporation or any entity holding Shares which was organized, appointed or established by the Corporation for or pursuant to the terms of any such plan.

          "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as in effect on the date hereof.

          A person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities: (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement, or has the right to dispose of; (ii) which such Person or any of such Person's Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed the "Beneficial Owner" of or to "beneficially own" any security under this clause (ii)(B) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act (or any comparable or successor report); or which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Section 9(c)(ii)(B)) or disposing of any Common Stock of the Corporation.

          "Common Stock" of a Person shall mean the common stock (or, in the case of a trust, partnership or other unincorporated entity, the equivalent equity interest) with the greatest voting power of such Person (or, (i) if such Person is a Subsidiary of another Person, the Person which ultimately controls such first-mentioned Person, or (ii) if such Person is ultimately controlled by two or more Persons, the controlling Person having common stock or equivalent equity interests with the greatest aggregate current

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market value, together with all rights and benefits (however denominated or constituted) relating to such common stock (including, without limitation, any rights or warrants to acquire additional shares of such common stock or other securities or assets, or to participate in any trust for the benefit of holders of such shares, or to share in the benefits of any agreements or other arrangements for the benefit of such holders), whether or not such rights are yet exercisable, and together with any other securities which are represented by the certificates for such shares or are transferred in connection with transfers of such shares.

          "Market Value of 3D Delaware" on any particular date shall be determined by multiplying the number of shares of Common Stock of 3D Delaware issued and outstanding on that date by the Market Price of the Common Stock of 3D Delaware on such date.

          "Market Price" of the Common Stock of 3D Delaware on any date shall mean the closing price per share of such Common Stock on the Trading Day (as such term is hereinafter defined) immediately prior to such date. The closing price shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock of 3D Delaware is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock of 3D Delaware is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use, or, if on any such date the common stock of 3D Delaware is not quoted by such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of 3D Delaware. If on any such date no market maker is making a market in the Common Stock the fair value of such shares on such date as determined in good faith by the Board of Directors of 3D Delaware shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock of 3D Delaware are listed or admitted to trading or traded is open for the transaction of business or, if the Common Stock is not so listed or admitted to trading on any national securities exchange, a day on which commercial banks in Los Angeles, California are open to the public for business. If the Common Stock is not publicly held or not so listed or traded, "Market Price" per share shall mean the fair value per share as determined in good faith by the Board of Directors of 3D Delaware, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board of Directors of 3D Delaware.

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          "Person" shall mean any individual, firm, corporation, trust, partnership or other entity, whether similar or dissimilar to the foregoing.

          "Subsidiary" or "Subsidiaries" shall mean, as the case may be, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person.

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     10.  MISCELLANEOUS.

          (a) WAIVER. The waiver by any party hereto of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          (b) NOTICE. Any notice to be given hereunder shall be sent by certified mail addressed, if to the Corporation, to 3D Systems, Inc., 26081 Avenue Hall, Valencia, California 91355, Attn: President, or at such other address as the Corporation shall hereafter specify in writing, or if to Sims to 875 Gold Spring Place, Westlake Village, California 91362, or at such other address as Sims shall hereafter specify in writing.

          (c) NO ASSIGNMENT. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; PROVIDED, if the Corporation effects any merger, consolidation or transfer or sale of all or substantially all the assets of the Corporation in a transaction in which the Corporation is not the surviving entity, this Agreement shall be binding upon such successor corporation and such successor corporation shall discharge and perform all the obligations of the Corporation hereunder.

          (d) ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.

          (e) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

          (f) ATTORNEYS' FEES. If either party hereto brings an action or proceeding for a declaration of the rights of the parties under injunctive relief, or for an alleged breach or default of, or any other action arising out of this Agreement, the prevailing party in any such action shall be entitled to an aware of the prevailing party's actual attorneys' fees and any court costs incurred in such action or proceeding, in addition to any other damages or relief awarded.

          (g) FEDERAL AND STATE TAX WITHHOLDING. The Corporation shall have the right to withhold from Compensation due Sims all amounts necessary to satisfy applicable federal and state income tax withholding obligations.

          (h) SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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          (i)  JOINT AND SEVERAL LIABILITY.  The liability of 3D California and
3D Delaware hereunder for all obligations of the Corporation shall be joint and several.

          (j) WARRANTY. The Corporation warrants that this Agreement has been approved by the Boards of Directors of 3D California and 3D Delaware.

          (k) CONFLICTING AGREEMENTS. The Corporation has provided Sims with copies of all employment policies and benefit plans relating to his employment and, in the event that any term specified therein is in conflict with the terms identified in this Agreement, the terms of this Agreement shall control.

          (l) TERMINATION OF PRIOR AGREEMENT. Upon execution of this Agreement by all parties hereto, as of the date hereof, Sections 1, 2, 3(a) and 4 through 7 of that certain Employment Agreement between the Corporation and Sims dated October 31, 1994, as amended, shall terminate and be of no further force or effect and neither the Corporation nor Sims shall have any rights or obligations under those Sections.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                   3D SYSTEMS, INC.



______________________________     By:_____________________________
Arthur B. Sims                          A. Sidney Alpert
                                        Vice President, General Counsel



                                   3D SYSTEMS CORPORATION



                                   By:_____________________________
                                        A.   Sidney Alpert
                                        Vice President, General Counsel


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